FIRST AMENDMENT TO CREDIT AGREEMENT

   THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment"), dated as of April 15, 1996, by and between B.B. WALKER COMPANY, a North Carolina corporation (the "Borrower"), and MELLON BANK, N.A., a national banking association (the "Lender").

                                   RECITALS

  A. The Borrower and the Lender are parties to a certain Credit Agreement dated as of August 15, 1995 (the "Credit Agreement") pursuant to which the Lender established certain credit facilities for the Borrower in order to provide working capital financing and to refinance certain existing indebtedness. Except as otherwise defined herein, capitalized terms used in this Amendment shall have the same meaning as in the Credit Agreement.

  B. Certain Events of Default, as defined in the Credit Agreement, have occurred, as more fully described in Exhibit A attached hereto.

  C. As a consequence of these Events of Default, the Borrower and the Lender have agreed to reduce the amount of the Revolving Credit Commitment, revise certain financial covenants and amend other terms and provisions of the Credit Agreement.

   NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

                                  AMENDMENTS

  1. The following definitions set forth in Article 1 of the Credit Agreement shall be deleted and restated in their entirety as follows:

       "Consolidated Leverage Ratio" at any time shall mean the ratio of (a) aggregate indebtedness of the Borrower and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP, less $1,100,000, to (b) Consolidated Adjusted Net Worth

       "LIBOR Rate" shall have the meaning set forth in Section 2.06(b)(ii) hereof.

       "LIBOR Rate Option" shall have the meaning set forth in Section
        2.06(b)(ii) hereof.

       "LIBOR Rate Reserve Percentage" shall have the meaning set forth in
        Section 2.06(b)(ii) hereof.

       "Overadvance Amount" shall mean Five Hundred Thousand Dollars
        ($500,000).

       "Overadvance Period" shall mean the period from October 1 through March
        31 of any year prior to the Revolving Credit Maturity Date.

       "Prime Rate Option" shall mean a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) for each day equal to the Prime Rate for such day plus one percent (1%).


       "Revolving Credit Committed Amount" shall mean Sixteen Million Dollars
        ($16,000,000).

  2. The following additions shall be made to Article 1, Definitions, in alphabetical order:

       "First Amendment" shall mean the First Amendment to Credit Agreement, dated as of April 15, 1996, by and between the Borrower and the Lender.

       "First Amendment Closing Date" shall mean April 15, 1996.

  3. The definition of "Consolidated Tangible Net Worth" set forth in Article 1 of the Credit Agreement shall be replaced wherever it shall appear in the Credit Agreement by the following definition of "Consolidated Adjusted Net Worth:

       "Consolidated Adjusted Net Worth" at any time shall mean (a) the total amount of stockholders' equity of the Borrower and its consolidated subsidiaries at such time determined in accordance with GAAP plus (b) $1,100,000 less (c) the book value of all intangible assets of the Borrower and its consolidated Subsidiaries at such time determined on a consolidated basis in accordance with GAAP.

  4. Subsection (b) of Section 2.02, Seasonal Reduction of the Borrowing Base, shall be deleted and restated in its entirety as follows:

        (b) Seasonal Reduction of the Borrowing Base. Notwithstanding the foregoing Section 2.02(a), the aggregate amount of all Revolving Credit Loans made based upon the Net Value of all Eligible Inventory (the "Inventory Based Loans") shall not exceed the following amounts during the following periods of time, at any time prior to the Revolving Credit Maturity Date (the "Seasonal Reduction Formula"):

                                            Applicable Time Period
   Amount of Inventory Based Loans                 Each Year
   -------------------------------      ------------------------------
         $8,000,000                     January 1 through March 31 and
                                        August 1 through October 31
         $7,000,000                     April 1 through July 31 and
                                        November 1 through December 31

  5. Subsections (a) and (b) of Section 2.06, Interest Rates, shall be deleted and restated in their entirety as follows:

        2.06.  Interest Rates.
               (a) Rate of Interest. The unpaid principal amount of the Revolving Credit Loans and the Term Loan shall bear interest for each day until due at the Prime Rate Option.
               (b) Interest Rate Reductions. If, upon receipt by the Lender of the Quarterly Compliance Certificate accompanying the Borrower's audited financial statements for any fiscal year, (a) no Event of Default or Potential Default shall have occurred and is continuing under this Agreement, (b) the Borrower's Consolidated Adjusted Net Worth is greater than or equal to $9,900,000, (c) the Borrower's year-to-date Consolidated Net Income is greater than or equal to $500,000, (d) the Borrower's Consolidated Leverage Ratio is less than or equal to 2.45 to 1.00, and
                    (d) all accounts payable of the Borrower (and any consolidated Subsidiary) shall be substantially current (except for those accounts payable disputed in good faith by the Borrower), the unpaid principal amount of the Revolving Credit Loans and the Term Loan shall bear interest for each day until due on one or more bases selected by the Borrower from among the interest rate options set forth below. Subject to the provisions of this Agreement, the Borrower may select different Options to apply simultaneously to different Portions of the Revolving Credit Loans and the Term Loan and may select different Funding Segments to apply simultaneously to different parts of the LIBOR Rate Portion of such Loans. Each selection of a rate Option shall apply separately and without overlap to the Revolving Credit Loans as a class and the Term Loans as a class. The aggregate number of Funding Segments applicable to the LIBOR Rate Portion of the Revolving Credit Loans at any time shall not exceed two and the aggregate number of Funding Segments applicable to the LIBOR Rate Portion of the Term Loan at any time shall not exceed one.
                      (i) Prime Rate Option: the Prime Rate Option less one-half of one percent (0.50%).
                      (ii) LIBOR Rate Option:  A rate per annum (based on a
                           year of 360 days and actual days elapsed) for each day equal to the LIBOR Rate for such day plus two and one-half percent (2.50%). "LIBOR Rate" for any day, as used herein, shall mean for each Funding Segment of the LIBOR Rate Portion corresponding to a proposed or existing LIBOR Rate Funding Period, the rate per annum determined by the Lender by dividing (the resulting quotient to be rounded upward to the nearest 1/100 of 1%) (A) the rate of interest (which shall be the same for each day in such LIBOR Rate Funding Period) determined in good faith by the Lender in accordance with its usual procedures (which determination shall be conclusive) to be the average of the rates per annum for deposits in Dollars offered to major money center banks in the London interbank market at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such LIBOR Rate Funding Period for delivery on the first day of such LIBOR Rate Funding Period in amounts comparable to such Funding Segment and having maturities comparable to such Funding Period by (B) a number equal to 1.00 minus the LIBOR Rate Reserve Percentage.

       "LIBOR Rate Reserve Percentage" for any day shall mean the percentage
        (expressed as a decimal, rounded upward to the nearest 1/100 of 1%), as determined in good faith by the Lender (which determination shall be conclusive), which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) representing the maximum reserve requirement (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities") of a member bank in such System. The LIBOR Rate shall be adjusted automatically as of the effective date of each change in the LIBOR Rate Reserve Percentage. The LIBOR Rate Option shall be calculated in accordance with the foregoing whether or not the Lender is actually required to hold reserves in connection with its eurocurrency funding or, if required to hold such reserves, is required to hold reserves at the "LIBOR Rate Reserve Percentage" as herein defined.

  The Lender shall give prompt notice to the Borrower of the LIBOR Rate determined or adjusted in accordance with the definition of the LIBOR Rate, which determination or adjustment shall be conclusive if made in good faith.

  6. Subsections (c) and (d) of Section 2.12, Fees, shall be deleted and restated in their entirety as follows:

        (c) Collateral Management Fee. So long as Revolving Credit Loans are outstanding, or the Obligations with respect to the Revolving Credit Loans have not been satisfied in full, the Borrower shall unconditionally pay to the Lender a non-refundable quarterly collateral management fee (the "Collateral Management Fee") payable in advance in the amount of $9,000, the first of which shall be payable on the First Amendment Closing Date.
             Thereafter, the Collateral Management Fee shall be payable in advance in equal quarterly installments beginning with the end of the third full month after the First Amendment Closing Date.
        (d) Overadvance Fee. So long as Revolving Credit Loans are outstanding, or the Obligations with respect to the Revolving Credit Loans have not been satisfied in full, the Borrower shall unconditionally pay to the Lender a non-refundable annual fee for the availability of the Overadvance Amount (the "Overadvance Fee") in the amount of $10,000, payable on each anniversary of the Closing Date until the Revolving Credit Maturity Date.

                         REPRESENTATIONS AND WARRANTIES

  7. Other Representations and Warranties. Each of the representations and warranties (as amended hereby) made by the Borrower in Article 3 of the Credit Agreement are true and correct on and as of the First Amendment Closing Date and are incorporated herein as though fully set forth.

                             CONDITIONS PRECEDENT

  8. Conditions to Effectiveness of this Amendment. The obligation of the Lender to enter into this Amendment is subject to the satisfaction, immediately prior to or concurrently with the execution of the Amendment, of the following conditions precedent:

        (a) First Amendment to Security Agreement. The Lender shall have received the First Amendment to Security Agreement, dated as of an even dated herewith, duly executed on behalf of the Borrower.

        (b) Trademark Collateral Security and Pledge Agreement. The Lender shall have received the Trademark Collateral Security and Pledge Agreement, dated as of an even dated herewith, duly executed on behalf of the Borrower.

        (c) Patent Collateral Assignment and Security Agreement. The Lender shall have received the Patent Collateral Assignment and Security Agreement, dated as of an even dated herewith, duly executed on behalf of the Borrower.

        (d) Memorandum of Grant of Security Interest in Copyrights. The Lender shall have received the Memorandum of Grant of Security Interest in Copyrights, dated as of an even dated herewith, duly executed on behalf of the Borrower.

        (e) Restructuring Fee. The Lender shall have received from the Borrower a one-time fee of $25,000 in connection with the preparation and execution of the First Amendment.

        (f) Collateral Management Fee. The Lender shall have received a Collateral Management Fee of $9,000 for the three month period immediately following the First Amendment Closing Date.

        (g) Corporate Proceedings. The Lender shall have received certificates by the Secretary or Assistant Secretary of the Borrower dated as of the First Amendment Closing Date as to (i) true copies of the articles of incorporation and by-laws (or other constituent documents) of the Borrower in effect on such date (which, in the case of articles of incorporation or other constituent documents filed or required to be filed with the Secretary of State or other Governmental Authority in its jurisdiction of incorporation, shall be certified to be true, correct and complete by such Secretary of State or other Governmental Authority not more than thirty (30) days before the date of this Amendment), (ii) true copies of all corporate action taken by the Borrower relative to this Amendment and the other Amendment Documents and (iii) the incumbency and signature of the respective officers of the Borrower executing this Amendment and the other Amendment Documents, together with satisfactory evidence of the incumbency of such Secretary or Assistant Secretary. The Lender shall have received certificates from the appropriate Secretaries of State or other applicable Governmental Authorities dated February 21, 1996 showing the good standing of the Borrower in its state of incorporation and each state in which the Borrower does business, if applicable in such state.

        (h) Legal Opinion of Counsel to the Borrower. The Lender shall have received an opinion addressed to the Lender, dated as of the First Amendment Closing Date, of Smith Helms Mulliss & Moore, L.L.P., counsel to the Borrower, in substantially the form attached hereto as Exhibit B.

        (i) Officers' Certificates. The Lender shall have received certificates from such officers of the Borrower in the form of Exhibit C attached hereto.

        (j) Fees, Expenses, Etc. All fees and other compensation (including, without limitation, attorneys' fees) required to be paid to the Lender pursuant hereto or pursuant to any other written agreement on or prior to the First Amendment Closing Date shall have been paid or received.

        (k) Other Conditions Precedent. Each of the conditions precedent set forth in Section 4.02 of the Credit Agreement shall have been met.

                               NEGATIVE COVENANTS

  9.  The following amendments shall be made to Article 6 of the Credit
      Agreement:

        (a) Subsections (b) through (g) of Section 6.01, Financial Covenants, shall be deleted and restated in their entirety as follows:

        (b) Consolidated Leverage Ratio. The Consolidated Leverage Ratio shall not at any time exceed 3.06 to 1.00 as of and from July 31, 1995 and at all times through January 30, 1996; 2.50 to 1.00 as of and from January 31, 1996 and at all times through April 29, 1996; 2.25 to 1.00 as of and from April 30, 1996 and at all times through October 30, 1997; and 2.50 to 1.00 as of and from October 31, 1997 and at all times thereafter.

        (c) Consolidated Adjusted Net Worth. Consolidated Adjusted Net Worth shall not at any time be less than $8,900,000 as of and from January 31, 1996 and at all times through April 29, 1996; $9,000,000 as of and from April 30, 1996 and at all times through July 30, 1996; $9,250,000 as of and from July 31, 1996 and at all times through October 30, 1997; and $10,175,000 as of and from October 31, 1997 and at all times thereafter.

        (d) Consolidated Working Capital. Consolidated Working Capital shall not at any time be less than $8,600,000 as of and from January 31, 1996 and at all times through April 29, 1996; $9,000,000 as of and from April 30, 1996 and at all times through October 30, 1997; and $9,500,000 as of and from October 31, 1997 and at all times thereafter.

        (e) Consolidated Net Income. Consolidated Net Income for the fiscal year ending October 31, 1995 shall not exceed a loss of ($1,245,000). Consolidated Net Income for the fiscal year ending October 31, 1996 shall not be less than $12,000. Consolidated Net Income for the fiscal year ended October 31, 1997 shall not be less than $900,000.

        (f) Capital Expenditures. The Borrower shall not make any Capital Expenditures which exceed, in the aggregate, (a) $75,000 for the nine month period ending July 31, 1995; (b) $150,000 for the fiscal year ending October 31, 1995; (c) $75,000 for the first fiscal quarter ending January 31, 1996; (d) $150,000 for the six month period ending April 30, 1996; (e) $225,000 for the nine month period ending July 31, 1996; (f) $300,000 for the fiscal year ending October 31, 1996; and (g) $300,000 for the fiscal year ending October 31, 1997 and for all periods thereafter; provided, however, that for the fiscal year ending October 31, 1996 and for all periods thereafter, fifty percent (50%) of the funding for permitted Capital Expenditures shall come from sources other than Lender. As a one time only exception to the foregoing Capital Expenditure limitation, the Borrower or the Guarantor may make Capital Expenditures of $265,000 in order to obtain the PDCME Loan.

        (g) Inventory Turnover. The Borrower shall not have Inventory Turnover, determined quarterly and annually, of greater than 200 days as of and from July 31, 1995 and at all times through October 30, 1995; 162 days as of and from October 31, 1995 and at all times through January 30, 1996; 162 days as of and from January 31, 1996 and at all times through April 29, 1996; 170 days as of and from April 30, 1996 and at all times through July 30, 1996; 160 days as of and from July 31, 1996 and at all times through October 30, 1996; 165 days as of and from October 31, 1996 and at all times through October 30, 1997; and 150 days as of and from October 31, 1997 and for all fiscal year-ends thereafter.

      (b) Subsection (g) of Section 6.03, Indebtedness, shall be deleted and restated in its entirety as follows:

        (g) Indebtedness of the Borrower arising from the issuance of unsecured promissory notes issued to the Borrower's shareholders, provided, however, (i) the aggregate principal amount of all such notes, including all existing stockholder notes, shall not exceed $1,500,000 at any time, (ii) the aggregate principal amount of any stockholder notes presented for payment in any fiscal quarter shall not exceed $250,000 per quarter, and (iii) the aggregate principal amount of any stockholder notes shall not fall below $1,100,000 at any time. Notwithstanding the foregoing, if the aggregate principal amount of any stockholder notes falls below $1,200,000 at any time, the Overadvances provided for in Section 2.02(c) will not be available to Borrower.

                                  MISCELLANEOUS

  10. Reaffirmation; No Waiver. Except as expressly modified herein, the terms of the Credit Agreement, the Security Documents and all of the Loan Documents executed in connection therewith, remain in full force and effect in accordance with their respective terms and conditions, are in no manner impaired hereby and, are hereby reaffirmed by all of the parties. In the event of any conflict between this Amendment and any other Loan Document, the provisions of this Amendment shall prevail.

  11. Fees, Expenses, Etc. Within ten (10) days of receipt of invoice, the Borrower shall pay all fees and other compensation (including, without limitation, attorneys' fees, costs of searches, field examination expenses, filing and recording fees) required to be paid to the Lender pursuant hereto, pursuant to any Amendment Document or pursuant to any other written agreement.

  12. Severability. The provisions of this Amendment are intended to be severable. If any provision of this Amendment shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

  13. Prior Understandings. This Amendment and the other Amendment Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein and therein.

  14. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

  15. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Borrower, the Lender, all future holders of the Notes, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder or interests herein without the prior written consent of the Lender, and any purported assignment without such consent shall be void.

  16. Governing Law. THIS AMENDMENT AND ALL OTHER AMENDMENT DOCUMENTS (EXCEPT TO THE EXTENT, IF ANY, OTHERWISE EXPRESSLY STATED IN SUCH OTHER AMENDMENT DOCUMENTS) SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF PENNSYLVANIA, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES.


  IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Amendment as of the date first above written.

ATTEST:                          B.B. WALKER COMPANY


By:                              By: KENT T. ANDERSON
    ----------------                ----------------------------
    [Corporate Seal]                 Kent T. Anderson, President



                                 MELLON BANK, N.A.


                                 By: ROGER D. ATTIX
                                    -------------------------------
                                     Roger D. Attix, Vice President



                                   EXHIBIT A
                               EVENTS OF DEFAULT


  B.B. Walker Company's violation of each of the following covenants, measured pursuant to its financial statements dated October 28, 1995, constituted a separate Event of Default under the Credit Agreement dated August 15, 1995 by and between B.B. Walker Company and Mellon Bank, N.A. (the "Credit Agreement"):

     1)      Section 6.01(b) of the Credit Agreement -
             Consolidated Leverage Ratio;

     2)      Section 6.01(c) of the Credit Agreement -
             Consolidated Tangible Net Worth; and

     3)      Section 6.01(e) of the Credit Agreement -
             Consolidated Net Income.

Pursuant to a letter dated February 6, 1996 from Mellon Bank, N.A. to B.B. Walker Company, Mellon Bank, N.A. agreed in principle to address the above-specified Events of Default in an amendment to the Credit Agreement.